UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            Intrepid Holdings, Inc.
                          -----------------------------
              (Exact name of registrant as specified in its charter)

                                     Nevada
                                 --------------
          (State or other jurisdiction of incorporation or organization)

                                   88-0465858
                               ------------------
                       (I.R.S. Employer Identification No.)

                3200 Wilcrest, Suite 575, Houston, Texas   77042
                ------------------------------------------------
             (Address of Principal Executive Offices)  (Zip Code)

             2005 Stock Plan for Directors, Officers and Consultants
             -------------------------------------------------------
                             (Full title of the plan)

          Maurice Stone, 3200 Wilcrest, Ste. 575, Houston, Texas 77042
          ------------------------------------------------------------
                     (Name and address of agent for service)

                                 (713) 278-1990
                              --------------------
          (Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE

                                    PROPOSED
                                  MAXIMUM PRICE
TITLE OF SECURITIES  AMOUNT TO BE   PER SHARE      AGGREGATE
TO BE REGISTERED      REGISTERED                 OFFERING PRICE   REGISTRATION FEE
Common Stock            2,000,000  $    0.365  $       486,667  $           61.40

(1) Includes Common Stock and any underlying Warrants plus such indeterminate number of shares of Common Stock of the Registrant as may be issuable by reason of the anti-dilution provisions of the Plan.
(2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock underlying the Warrants to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the bid and ask price per share of Common

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                                     PART I

The registrant hereby incorporates by reference the information set forth in its S-8 registration statement File No. 333-131071 filed on January 17, 2006.

The Registrant's board of directors has approved the registration of an additional two million (2,000,000) shares of common stock under the 2005 Stock Plan for Directors, Officers and Consultants, which are registered hereby.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The registrant hereby incorporates by reference the information set forth in its S-8 registration statement File No. 333-131071 filed on January 17, 2006 and the
documents listed in (a) through (c) below.   All documents subsequently filed by
it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)  The registrant's latest annual report on Form 10-KSB.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of securities contained in earlier SEC filings including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Incorporated by reference from earlier SEC filings.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our corporate documents, including our Bylaws provide for the indemnification of our Directors and Officers to the full extent permitted by Law. If a claim is made against the Company or its Directors and Officers, this indemnification obligation could effect the value of our securities and impact our operations.

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A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not
opposed to the best interests of the corporation.   Indemnification may not be
made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit 4: 2005  Stock Plan for Directors, Officers and Consultants incorporated by  reference  from  S-8 File No. 333-131071, January 17, 2006

Exhibit 5: Legal Opinion incorporated by reference from S-8 File No. 333-131071,
           January  17,  2006

ITEM 9. UNDERTAKINGS

Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Maurice Stone
-------------------
Maurice Stone, Chairman

/s/ Toney Means
----------------------
Toney Means, Director

/s/ Ernest L. Carter, Jr.
---------------------------------
Ernest L. Carter, Jr., Director

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